Exhibit 99.2

Press Release

QUANEX BUILDING PRODUCTS ANNOUNCES GOVERNANCE REFORMS

HOUSTON, October 28, 2015 — Quanex Building Products Corporation (NYSE:NX) (“Quanex”), a leading supplier of window and door components, today announced that the Company’s Board of Directors has taken a series of actions intended to ensure that the Company’s policies are aligned with shareholder interests and corporate governance best practices.

Bill Griffiths, Quanex’s Chairman, President and Chief Executive Officer, stated, “Quanex is committed to ensuring we evolve to meet – and exceed – corporate governance best practices. This is the responsible thing to do for all of our stakeholders, including of course our shareholders, with whom we are squarely aligned in pursuit of profitable, sustainable growth.”

In addition to approving certain bylaw and policy changes for immediate implementation, the Board has also approved certain charter changes for recommendation to, and adoption by, the shareholders at the Company’s next Annual Meeting of Shareholders to be held in February 2016. Certain related or conforming bylaw changes are also contingent on adoption of charter amendments.

The governance enhancements include, among others:

•	Transition to Annual Election of Directors –The Board has resolved to recommend for shareholder approval the declassification of the Board, which would be achieved through a phase-in of annual elections over three years, subject to shareholder approval at the February 2016 Annual Meeting.

•	Majority Voting Standard in Bylaws –Quanex has adopted a majority voting standard in its bylaws for uncontested elections and formally eliminated the plurality standard. Previously, the majority standard resided in Quanex’s corporate governance guidelines only.

•	Amendment Supermajority Thresholds –The Board has resolved to recommend for shareholder approval that the supermajority approval threshold required for certain amendments to the charter and bylaws be set at 66 2/3rds%, a reduction from 80% in most cases.

•	Granting Shareholders the Right to Call a Special Meeting –Quanex has granted shareholders who hold 25% of its shares the right to call a special meeting of shareholders and accordingly seek changes on an interim basis.

The Company will be filing a Current Report on Form 8-K related to the above reforms. This Form 8-K will contain a copy of the Company’s amended and restated bylaws and its updated corporate governance guidelines as an exhibit.

The Company will be distributing a definitive proxy statement to the shareholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the possible proxy solicitations at the SEC’s website at www.sec.gov.

In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=103173&p=irol-irhome.

Forward Looking Statements

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the investments being made in our vinyl business, the future financial condition of Quanex, future uses of cash and other expenditures, expenses and tax rates, expectations relating to the Company’s industry, and the Company’s future growth, including revenue and EBITDA guidance. The statements set forth in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” in our other documents filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date hereof, and Quanex Building Products Corporation undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

About Quanex Building Products

Quanex Building Products Corporation is headquartered in Houston, Texas with locations around the world. Its mission is, “to positively impact our customers, employees and shareholders and put them at the center of everything we do, through innovation, technology, best-in-class customer service and excellent returns.” An industry-leading manufacturer of engineered materials and components for building products sold to Original Equipment Manufacturers (OEMs), Quanex designs and produces energy-efficient window and door products, systems and solutions.

Employing top talent, developing forward-thinking technologies and solutions with an emphasis on energy efficiency and aesthetics, continuous improvement and integrity remain the cornerstones of Quanex’s business as it positions itself for future growth in the building products market with a special emphasis on supplying innovative new products to the fenestration industry.

For more information visit www.quanex.com

Contact Information

Financial Contact:

Marty Ketelaar, Quanex Building Products martin.ketelaar@quanex.com

713-877-5402

Media Contact:

Jonathan Morgan, Perry Street Communications jmorgan@perryst.com

214-965-9955